Exhibit 5.1

July 26, 2018

Petróleo Brasileiro S.A.—Petrobras

Avenida República do Chile, 65

20035-900 Rio de Janeiro – RJ

Brazil

Petrobras Global Finance B.V.

Weena 762

3014 DA Rotterdam

The Netherlands

Ladies and Gentlemen:

We have acted as special United States counsel to Petróleo Brasileiro S.A. – Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras Global Finance B.V., a Dutch private company (“PGF” and, together with Petrobras, the “Companies”), in connection with the registration statement on Form F-4 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offers by the Companies to exchange up to U.S.$3,759,866,000 aggregate principal amount of PGF’s newly issued 5.299% Global Notes due 2025 (the “2025 New Notes”) and U.S.$5,836,134,000 aggregate principal amount of PGF’s newly issued 5.999% Global Notes due 2028 (the “2028 New Notes” and, together with the 2025 New Notes, the “New Notes”) to be registered under the Securities Act, for an equal principal amount of PGF’s issued and outstanding 5.299% Global Notes due 2025 (the “2025 Old Notes”) and 5.999% Global Notes due 2028 (the “2028 Old Notes” and, together with the 2025 Old Notes, the “Old Notes”).

Petróleo Brasileiro S.A. – Petrobras

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The 2025 New Notes are to be issued under an indenture dated September 27, 2017 (the “2025 Notes Indenture”) among the Companies, The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch. The 2028 New Notes are to be issued under an indenture dated September 27, 2017 (the “2028 Notes Indenture” and, together with the 2025 Notes Indenture, the “Indentures”), among the Companies, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch. The 2025 New Notes will have the benefit of a guaranty (the “2025 Guaranty”), and the 2028 New Notes will have the benefit of a guaranty (the “2028 Guaranty” and, together with the 2025 Guaranty, the “Guaranties” and, together with the New Notes, the “Securities”), in each case, between Petrobras and the Trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Indentures;

(c)	the forms of the New Notes attached as exhibits to the Registration Statement; and

(d)	executed copies of the Guaranties.

In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the New Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the Indentures.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the 2025 New Notes and 2028 New Notes have been duly executed by PGF and authenticated by the Trustee in accordance with the Indentures, and duly issued and delivered by PGF in exchange for an equal principal amount of 2025 Old Notes and 2028 Old Notes, respectively, (a) the New Notes will be valid, binding and enforceable obligations of PGF, entitled to the benefits of the Indentures, and (b) the Guaranties will be valid, binding and enforceable obligations of Petrobras.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of PGF or Petrobras, (a) we have assumed that each of Petrobras and PGF and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to PGF or Petrobras regarding matters of the federal law of the United States of America or the law of the

Petróleo Brasileiro S.A. – Petrobras

Petrobras Global Finance B.V., p. 3

State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the New Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Guaranties, the Indentures or the New Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We note that the enforceability of the waiver in Section 15 of the Guaranties and Section 1.15 of the Indentures, as the case may be, by each of Petrobras and PGF of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We note that the designation in Section 15 of the Guaranties and Section 1.15 of the Indentures of any federal court in the Borough of Manhattan, the City of New York, State of New York, as the venue for actions or proceedings relating to the Guaranties, the Indentures and the New Notes, are (notwithstanding the waiver in Section 15 of the Guaranties and Section 1.15 of the Indentures) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

We express no opinion as to the enforceability of Section 14 of the Guaranties relating to currency indemnity.

We note that the waiver of defenses in Sections 3 and 5 of the Guaranties may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the state of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Petróleo Brasileiro S.A. – Petrobras

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Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Francesca L. Odell
Francesca L. Odell, a Partner